Exhibit 10.1

Note Termination Agreement

This Note Termination Agreement ("Agreement") is made as of October 23, 2010 by and between Generation Zero Group, Inc., ("GNZR") a Nevada corporation and Seven Palm Investments, LLC ("SPI"). SPI and GNZR are together referred to as the "Parties".

RECITALS:

A.	SPI is the holder of a 50% interest in that certain Promissory Note ("Note") dated June 1, 2007 by and between GNZR f/k/a Velocity Oil & Gas, Inc. as the borrower and Capersia Pte. Ltd.
B.	The Note was amended several times prior to SPI obtaining an interest in the Note.
C.	The Note is convertible into GNZR common stock at a conversion price of $.001 per share.
D.	The Parties acknowledge that the conversion price of the Note may have a negative effect on GNZR for a variety of reasons.
E.	The Parties desire to cancel SPI's interest in the Note and terminate the conversion feature in order to remove the negative effect the conversion feature may have on GNZR.

NOW THEREFORE IN CONSIDERATION of the Recitals and other good and valuable consideration the receipt and sufficiency is acknowledged, the parties agree as follows:

1.	SPI's interest in the Note shall be cancelled and deemed paid in full.
2.
SPI represents to GNZR that: (i) SPI is the owner of the 50% interest in the Note; (ii) no other party is required to consent to this Agreement; (iii) no other party has any interest in SPI's interest in the Note; and (iv) SPI has full authority to cancel SPI's interest in the Note.

3.
GNZR shall have no other obligations with respect to repayment of SPI's interest in the Note and GNZR shall not be required to honor or permit any attempted conversion of the Note after the date hereof by SPI or any party claiming to be the owner or beneficiary of SPI's 50% interest in the Note.

IN WITNESS WHEREOF, the parties have executed this Agreement for the purpose of being legally bound by its terms.